                           SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[  ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                         AMCAST INDUSTRIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         AMCAST INDUSTRIAL CORPORATION
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]  $125 per Exchange Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[  ]   $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

       1)   Title of each class of securities to which transaction applies:
            ___________________________________________________________________

       2)   Aggregate number of securities to which transactions applies:
            ___________________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:
            ___________________________________________________________________

       4)   Proposed maximum aggregate value of transaction:
            ___________________________________________________________________


[  ]   Check box if any of the fee is offset as provided by Exchange Act Rule
       O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                    AMCAST
                            INDUSTRIAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER 14, 1994

    To the Shareholders of Amcast Industrial Corporation:

    The Annual Meeting of Shareholders of Amcast Industrial Corporation will be held at the Company's Corporate Center, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, on Wednesday, December 14, 1994, at 10 a.m., E.S.T., for the purpose of considering and voting upon:

    1.   Election of three Directors to serve for a term of three years;

    2. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1995; and

    3. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors of the Company has fixed the close of business on October 14, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. FOR THAT REASON WE ASK THAT YOU PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                              By Order of the Board of Directors



                                              Denis G. Daly, Secretary
Washington Park I
7887 Washington Village Drive
Dayton, Ohio  45459
November 10, 1994

                                    AMCAST
                            INDUSTRIAL CORPORATION

                    PROXY STATEMENT FOR 1994 ANNUAL MEETING

                              GENERAL INFORMATION

    This proxy statement is furnished to shareholders of Amcast Industrial Corporation, an Ohio corporation (hereinafter the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on December 14, 1994, and any adjournment thereof. The Company has one class of shares outstanding, namely Common Shares, of which there were 8,459,396 outstanding at the close of business on October 14, 1994. The close of business on October 14, 1994, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and each such shareholder is entitled to one vote per share.

    All Common Shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by delivering to the Company a later dated proxy, or by giving notice to the Secretary of the Company in writing or in open meeting but without affecting any vote previously taken.

    The presence, in person or by properly executed proxy, of the holders of a majority of the Company's outstanding shares is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present at the Annual Meeting. Where nominee shareholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present.

    This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about November 10, 1994.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. Each class is comprised of three Directors, and one class is elected at each Annual Meeting of Shareholders for a term of three years.

    At the 1994 Annual Meeting, shareholders will elect three Directors who will hold office until the Annual Meeting of Shareholders in 1997. The Board has nominated Ivan W. Gorr, Peter H. Forster, and Leo W. Ladehoff for election as Directors at the 1994 Annual Meeting.

    It is the intention of the proxy agents named in the accompanying proxy to vote such proxy for election of Messrs. Gorr, Forster and Ladehoff. Should any of them be unable to accept the office of Director, an eventuality that is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors.

    Set forth below is information about the three nominees for election as a Director and the Directors whose terms of office will continue after the 1994 Annual Meeting. Messrs. Gorr, Forster and Ladehoff are presently Directors and are nominated to succeed themselves.

Nominees for a Term of Office Expiring in 1997

IVAN W. GORR, age 65, has been a Director of the Company since February
1990. Mr. Gorr has been Chairman and Chief Executive Officer of Cooper Tire & Rubber Company (a manufacturer of tire and rubber products) since 1989. Mr. Gorr is a Director of Cooper Tire & Rubber Company, OHM Corporation, Fifth Third Bancorp and Arvin Industries, Inc.

PETER H. FORSTER, age 52, has been a Director of the Company since May 1988. Mr. Forster has been Chairman since April 1988 and President and Chief Executive Officer since April 1986 of DPL Inc. (a holding company whose principal subsidiary is The Dayton Power and Light Company). Mr. Forster has been Chairman of The Dayton Power and Light Company since April 1988 and served as its President and Chief Executive Officer prior thereto. Mr. Forster is also a Director of DPL Inc., Bank One, Dayton, NA and Comair Holdings, Inc.

LEO W. LADEHOFF, age 62, has been a Director of the Company since 1978, Chairman of the Board of the Company since December 1980 and Chief Executive Officer since May 1979. Mr. Ladehoff was also President of the Company from December 1978 until November 1986, and from September 1990 to December 1993. Mr. Ladehoff is also a Director of Society National Bank and Hobart Brothers Company.

Directors Continuing in Office Until 1996

JAMES K. BAKER, age 62, has been a Director of the Company since December 1993. Mr. Baker has been Chairman of Arvin Industries, Inc. (a leading manufacturer of automotive emission and ride control systems) since 1986, and from 1986 to 1993 Chairman and Chief Executive Officer. Mr. Baker is also a Director of Arvin Industries, Inc., NBD Corporation, PSI Resources, Inc., Tokheim Corporation, The Geon Company, and Space Industries International.

GENERAL EARL T. O'LOUGHLIN, USAF (Retired), age 64, has been a Director of the Company since December 1987. General O'Loughlin was the Commander of the United States Air Force Logistics Command at Wright-Patterson AFB, Ohio, from September 1984 until August 1987. General O'Loughlin is also a Director of KRUG International Corp., Fleet Aerospace, Inc., Aeronca Corp., Price Brothers Company and Huron Community Bank.

R. WILLIAM VAN SANT, age 56, has been a Director of the Company since October 1993. Since December 1991, Mr. Van Sant has been Chairman and Chief Executive Officer of Lukens, Inc. (a producer of specialty steel carbon, alloy and stainless steel products) and from October 1991 to December 1991, he was President and Chief Operating Officer. Mr. Van Sant is also a Director of Lukens, Inc. From 1987 to 1991, Mr. Van Sant was employed by Blount, Inc. where he last held the position of President and Chief Executive Officer.

Directors Continuing in Office Until 1995

WALTER E. BLANKLEY, age 59, has been a Director of the Company since February 1994. Mr. Blankley has been Chairman and Chief Executive Officer of Ametek, Inc. (manufacturer of electronic motors and components, automotive electronic instruments and engineered plastic compounds) since April 1993. Mr. Blankley also served as President and Chief Executive Officer of Ametek, Inc. from April 1990 to April 1993, and from April 1982 to April 1990 as Senior Vice President. Mr. Blankley is a Director of Ametek, Inc. and CDI Corporation.

WILLIAM G. ROTH (Retired), age 56, has been a Director of the Company since December 1989. Mr. Roth was Chairman of Dravo Corporation (a natural resource company producing lime and construction aggregates) from June 1987 to April 1994, and from June 1987 to January 1990 Chairman and Chief Executive Officer. From May 1985 until February 1987, Mr. Roth was President and Chief Operating Officer of American Standard, Inc. Mr. Roth is a Director of Dravo Corporation and Teknowledge Corporation.

JOHN H. SHUEY, age 48, has been President and Chief Operating Officer of the Company since December 1993 and a Director since March 1994. Mr. Shuey was Executive Vice President of the Company from February 1991 to December 1993. From 1986 to 1991, Mr. Shuey was Senior Vice President, Finance and Chief Financial Officer at AM International (producer of business graphics equipment used in preparation and reproduction of information).

Certain Information Concerning the Board of Directors

     There were six meetings of the Board of Directors during fiscal 1994. The Board of Directors has four standing committees (the number of meetings of each committee in fiscal 1994 is shown in parentheses): Executive Committee (0), Audit Committee (2), Compensation Committee (3), and Pension Review Committee
(1).
    The Executive Committee (Messrs. Ladehoff (Chairman), Baker, Forster, and
Roth) is authorized, in intervals between meetings of the Board of Directors, to exercise all the powers of the Board with the exception of filling vacancies on the Board or any Board committee. The committee also reviews and makes recommendations to the Board concerning the performance, development and succession of executive personnel, and the composition, organization and operation of the Board of Directors. The nonemployee Directors of the Executive Committee act as a nominating committee for Directors and will consider candidates recommended for nomination by shareholders. If a shareholder desires to recommend to this committee a person to consider for nomination, the shareholder should give written notice to the Secretary of the Company, at the Company's principal executive office, Washington Park I, 7887 Washington Village Drive, Dayton, Ohio, 45459, at least 120 days before the date of the meeting of shareholders at which Directors are to be elected. Such notice should state the name, age, business and residence address of the proposed candidate, and the principal occupation or employment of the proposed candidate.

    The Audit Committee (Messrs. Gorr (Chairman), Baker, and O'Loughlin) meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to consider and review internal accounting controls and matters relating to the annual audit of the Company's financial statements. The committee also monitors compliance with the Company's conflicts of interests and business ethics policy and annually recommends to the Board the appointment of independent auditors.

    The Compensation Committee (Messrs. Roth (Chairman), Forster and Van Sant) reviews the Company's compensation plans for officers and key employees and acts in an advisory capacity to the Board of Directors in all matters relating to compensation of officers.

    The Pension Review Committee (Messrs. Forster (Chairman), Blankley, O'Loughlin, and Shuey) reviews the administration of retirement plans, investment manager and trustee performance, and the results of independent audits of plan financial statements.

    During fiscal 1994, each Director attended 75 percent or more of the total number of meetings of the Board of Directors and the committees on which he served.

    Each nonemployee Director receives a monthly fee of $1,000 for services as a Director and $500 for each meeting of the Board of Directors that he attends. A fee of $500 ($600 for committee chairman) is paid for each committee meeting attended. A Director may elect to defer receipt of fees payable to him and may specify whether the deferred amounts are to be in the form of cash or share equivalents. Interest or dividend equivalents are paid by the Company on amounts that are deferred. Payment of deferred amounts commences after the Director ceases to be a Director or on an earlier date specified by him.

    The Company's 1989 Director Stock Option Plan, approved by shareholders in December 1988, provides that options to purchase up to a maximum of 120,000 shares may be granted to Directors who are not employed by the Company. Under the plan, each nonemployee Director, who is a Director of the Company on the first business day of January of each year, is automatically granted an option to purchase 1,500 shares at an option price per share equal to the fair market value of a share on the date of grant. Options become exercisable one year after grant.

    Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10 percent of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1993 through August 31, 1994 have been met except that Mr. Baker's and Mr. Van Sant's initial statement of beneficial ownership of securities were filed, respectively, 19 and 11 days late through inadvertence on the part of the Company.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

    Set forth in the table below is information as of October 14, 1994, with respect to the number of Common Shares of the Company beneficially owned by each Director, nominee for Director and certain executive officers of the Company and by all Directors, nominees and executive officers as a group. For purposes of this table, an individual is considered to "beneficially own" any Common Shares (A) over which he exercises sole or shared voting or investment power or (B) over which he has the right to acquire beneficial ownership at any time within 60 days after October 14, 1994.

                                                                          (A)                              (B)

                                                                    NUMBER OF SHARES,               OPTION SHARES WHICH
                                                                 INCLUDING OPTION SHARES              MAY BE ACQUIRED
                                                            SHOWN IN COLUMN (B), BENEFICIALLY        WITHIN 60 DAYS OF
                              INDIVIDUALS OR GROUP              OWNED AS OF 10/14/94 (1) (2)             10/14/94
                       ---------------------------------    -----------------------------------     ---------------------
                         James K. Baker                                       800                               0
                         Dennis A. Bertram                                 23,270                          17,691
                         Walter E. Blankley                                   500                               0
                         David L. Ewing                                    17,256                          16,799
                         Peter H. Forster                                   8,500                           6,000
                         Ivan W. Gorr                                       5,000                           4,500
                         Leo W. Ladehoff                                  202,499                         119,933
                         Earl T. O'Loughlin                                 4,000                               0
                         William G. Roth                                   14,000                           6,000
                         John H. Shuey                                     48,327                          44,083
                         Yeshwant P. Telang                                17,214                           8,861
                         R. William Van Sant                                  500                               0

                         Directors, nominees, and
                         executive officers as a
                         group (18 persons)                               384,838                         249,047

                       --------------------------------------------------------------------------------------------------

__________________________________

(1)    Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his immediate family members.
(2)    Mr. Ladehoff beneficially owns 2.4% of the outstanding Common Shares.  No other Director or officer owns in excess of .57%
       of the Common Shares.  Directors, the nominees and executive officers as a group own 4.5% of the Common Shares.  Percentages are calculated on the basis of the number of shares outstanding at October 14, 1994, plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

PHILOSOPHY. The Company's executive compensation program is based on two objectives: provide market-competitive compensation opportunities and create a strong link among the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

    The Compensation Committee of the Board of Directors (the "Committee") consists of three Board members, none of whom is a past or present employee of the Company. The Committee meets periodically and reviews executive compensation and makes recommendations to the full Board.

    There are three components to the Company's executive compensation program: annual salary, annual incentive compensation and longer-term incentive compensation. Base salary and all forms of incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the industry.

SALARIES. Base salaries are targeted at the midpoint of competitive data as measured by Wyatt Executive Compensation Services and other similar services. Individual variability is based on performance as determined through annual performance reviews using the following factors: ability to plan, organize, direct, control, solve problems, communicate, work with others, work commitment and experience. Adjustments are considered periodically, based upon general movement in external salary levels, individual performance and potential, and changes in the position's duties and responsibilities. Mr. Ladehoff has been Chief Executive Officer for 15 years and his salary during fiscal 1994 falls within the range of competitive practice for Chief Executive Officers of similar businesses. For other Named Executive Officers, the Company paid at or near the midpoint during fiscal 1994.

ANNUAL INCENTIVES. Annual incentives for Named Executive Officers (other than Mr. Ladehoff) are targeted at industrial comparative norms, but paid on the basis of pre-set percentages of Return on Equity (ROE) for the Company established by the Board, as applied to corporate officers, and Return On Net Assets (RONA) of the business units involved, as applied to officers of divisions or subsidiaries also established by the Board. Performance by the Company or a specific division or subsidiary at below pre-set levels results in the elimination of annual incentive awards for the responsible officers. Mr. Ladehoff's 1994 annual incentive payment of $275,000 was established specifically by the Board, based on the Board's evaluation of Company performance for fiscal year 1994. The major factors considered in evaluating Company performance in regard to Mr. Ladehoff's 1994 annual incentive payment were the Company's earnings compared to the prior year and the 1994 plan, progress in implementing corporate strategy, and performance of the common share price for the year. Each of these factors received approximately equal weight.

    The Company's earnings exceeded those of the immediate prior year and the 1994 plan, the common share price performed very well in relation to its peer group and progress in the implementation of corporate strategy has been excellent. In the judgment of the committee, performance in relation to all of the listed factors has exceeded expectations.

LONG-TERM INCENTIVES. Longer-term incentives are provided under the Long-Term Incentive Plan ("LTIP"). The LTIP provides for grants of two types, stock options and cash.

    Stock option grants are awarded to the Named Executive Officers, including Mr. Ladehoff, under the LTIP. The grant of stock options to senior executives provides additional compensation and more strongly aligns their interest with those of the shareholders. Stock option grants are of a number of shares which could be purchased at market value on the day of the grant for a sum equal to the percentage of the Named

Executive Officer's salary as designated under the LTIP. Neither Mr. Ladehoff nor any of the Named Executive Officers will realize from the options a benefit unless and until the market price of the Company's Common Shares increases.

    Target cash awards, used to purchase common shares, are awarded to Named Executive Officers, including Mr. Ladehoff, based on a percentage of each participant's salary as determined by the Board at the time of the grant. Payouts, if they occur, are based on the achievement by the Company of percentages of ROE averaged over a three-year period, established by the Board at the time of the grant. Participants first become eligible for payments three years after the date of grant. No grant has been outstanding for three years as of the end of fiscal year 1994, and therefore no payouts have occurred under this plan.

    The Committee believes that the above compensation plans compensate executives appropriately and competitively.


                                        Respectfully submitted,

                                        COMPENSATION COMMITTEE

                                        William G. Roth, Chairman
                                        Peter H. Forster
                                        R. William Van Sant

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table presents, for fiscal years ended August 31, 1994, 1993 and 1992, the compensation earned by the five most highly compensated executive officers of the Company (the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries during such years.

                            SUMMARY COMPENSATION TABLE
                                                                     Long Term Compensation
                                                                    ----------------------
                                                                     Awards       Payouts
                                                                    ---------    ---------
                                           Annual Compensation       Shares
                                           -------------------      Underlying
          Name and                                                   Options       LTIP          All Other
     Principal Position         Year       Salary        Bonus      Granted (1)   Payouts      Compensation (2)
- - - - - ---------------------------   --------   ----------   ----------    ----------   ---------     ----------------
  LEO W. LADEHOFF               1994      $415,000     $275,000       18,813        $0          $1,974
  CHAIRMAN & CHIEF              1993      $415,000     $250,000       28,620        $0          $1,340
  EXECUTIVE OFFICER             1992      $411,550           $0       32,500        $0          $2,005

  JOHN H. SHUEY                 1994      $224,461     $117,417        7,579        $0          $1,960
  PRESIDENT & CHIEF             1993      $186,875      $80,068        9,566        $0          $1,309
  OPERATING OFFICER             1992      $178,763      $49,280       10,938        $0          $1,864

  DAVID L. EWING                1994      $148,799      $69,432        5,520        $0          $1,273
  PRESIDENT                     1993      $133,000      $65,910        5,379        $0          $  840
  AMCAST FLOW CONTROL           1992      $129,056      $41,152        5,900        $0          $1,224

  DENNIS A. BERTRAM             1994      $136,442      $47,088        5,403        $0          $2,018
  PRESIDENT/GENERAL             1993      $125,833      $20,000        6,462        $0          $1,309
  MANAGER
  AMCAST AUTOMOTIVE             1992      $109,494      $48,000        5,000        $0          $  997

  YESHWANT P. TELANG            1994      $116,769      $41,833        2,411        $0          $1,222
  SENIOR VICE PRESIDENT         1993      $113,000      $34,951        3,117        $0          $  787
  TECHNOLOGY/COMPETITIVE        1992      $105,996      $23,820        3,333        $0          $1,460
  MANUFACTURING

- - - - - ---------------------------------------------------------------------------------------------------------------

(1)    Number of shares subject to options granted under the terms of the Long-Term Incentive Plan for the period presented.

(2)   Reflects dollar value of Company contributions of common shares to officer accounts in defined contribution plans which are available to all salaried employees of the Company.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options under the Company's 1989 Stock Incentive Plan to the Named Executive Officers during fiscal 1994.

                                            OPTION GRANTS IN FISCAL 1994


                                     INDIVIDUAL GRANTS
- - - - - -------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                           NUMBER               % OF                                              RATES OF STOCK PRICE
                             OF                TOTAL                                               APPRECIATION FOR
                           SHARES             OPTIONS                                               OPTION TERM (1)
                         UNDERLYING          GRANTED TO
                          OPTIONS           EMPLOYEES IN     EXERCISE OR        EXPIRATION
       NAME               GRANTED           FISCAL YEAR      BASE PRICE           DATE             5%        10%
- - - - - -------------------    ------------       ---------------     ---------        -----------      --------    --------
Leo W. Ladehoff        18,813               19%                $18.75             08/31/97       $76,018     $163,708
John H. Shuey           7,579                                  $18.75             08/31/97       $31,374      $67,566
                       10,000               18%                $20.43             12/09/98       $56,408     $124,873
David L. Ewing          5,520                6%                $18.75             08/31/97       $22,380      $48,196
Dennis A. Bertram       5,403                6%                $18.75             08/31/97       $21,906      $47,174
Yeshwant P. Telang      2,411                                  $18.75             08/31/97       $ 9,775      $21,051
                        2,000                5%                $20.87             08/16/99       $11,523      $25,509
- - - - - ---------------------------------------------------------------------------------------------------------------------

(1) The dollar amounts in these columns are the hypothetical gains that would exist for the options at the end of their five-year terms, assuming annual compound rates of stock appreciation of 5% and 10%. Such appreciation rates are prescribed by the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information, with respect to the Named Executive Officers, concerning their exercise of options during the Company's fiscal year ended August 31, 1994, and the unexercised options held by such executives as of August 31, 1994.


                                          AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                                              AND FISCAL YEAR-END OPTION VALUE TABLE

                                                                    NUMBER OF SHARES            VALUE OF
                                                                       UNDERLYING              UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                                                                       OPTIONS AT              OPTIONS AT
                                                                     FISCAL YEAR-END       FISCAL YEAR-END (1)
                                       SHARES
                                      ACQUIRED        VALUE          EXERCISABLE (E)         EXERCISABLE (E)
              NAME                  ON EXERCISE      REALIZED       UNEXERCISABLE (U)       UNEXERCISABLE (U)
- - - - - -------------------------------     -----------     ---------      -----------------       -------------------
Leo W. Ladehoff . . . . . . . .      22,000         $226,312        101,120 (E)            $972,630 (E)
                                                                     18,813 (U)             $48,208 (U)
John H. Shuey . . . . . . . . .       4,000          $50,750         26,504 (E)            $244,278 (E)
                                                                     17,579 (U)             $28,171 (U)
David L. Ewing  . . . . . . . .           0               $0         11,279 (E)             $91,588 (E)
                                                                      5,520 (U)             $14,145 (U)
Dennis A. Bertram . . . . . . .       3,000          $31,462         12,288 (E)             $99,619 (E)
                                                                      5,403 (U)             $13,845 (U)
Yeshwant P. Telang  . . . . . .           0               $0          6,450 (E)             $52,273 (E)
                                                                      4,411 (U)              $7,053 (U)
- - - - - -------------------------------------------------------------------------------------------------------------

(1)    Based upon the excess, where applicable, of the market value of $21.31 per share (the average of the high and low sale price on August 31, 1994) over the applicable exercise prices.

LONG-TERM INCENTIVE PLAN

    The following table sets forth certain information as to awards under the Company's Long-Term Incentive Plan ("LTIP") granted in fiscal 1994.

                                  LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL 1994

                                                     PERFORMANCE                 ESTIMATED FUTURE PAYOUTS
                                                      OR OTHER             UNDER NON-STOCK PRICE-BASED PLANS (2)
                                                       PERIOD
                                PERCENTAGE OF     UNTIL MATURATION
           NAME                  SALARY (1)          OR PAYOUT         THRESHOLD         TARGET          MAXIMUM
- - - - - -----------------------------------------------------------------------------------------------------------------
Leo W. Ladehoff . . . . .      85%                       (2)            $88,187         $352,750        $529,125
John H. Shuey . . . . . .      75%                       (2)            $35,531         $142,125        $213,187
David L. Ewing  . . . . .      75%                       (2)            $25,875         $103,500        $155,250
Dennis A. Bertram . . . .      75%                       (2)            $25,312         $101,250        $151,875
Yeshwant P. Telang  . . .      40%                       (2)            $11,300          $45,200         $67,800
- - - - - -----------------------------------------------------------------------------------------------------------------

(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater or less than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the Company achieving designated percentages of Return on Equity (ROE).

(2) The performance period includes fiscal years 1994, 1995 and 1996. The estimated future payouts were calculated using 1993 salaries.

RETIREMENT PLANS

        The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees of the Company and its subsidiaries, which is a qualified plan under applicable provisions of the Internal Revenue Code (the "Pension Plan"). Retirement benefits under the Pension Plan are calculated on the basis of the number of credited years of service the employee has with the Company, as well as the employee's average annual earnings for the three highest consecutive years during the employee's last ten years of employment. The maximum annual retirement benefit that may be paid under the Pension Plan to any participant under the present law is $118,800.

        The Company also has a Nonqualified Supplementary Benefit Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Leo W. Ladehoff and other key employees as they obtain eligibility under the criteria established by the Board for participation in the Supplemental Plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan and is equal to the excess of (a) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law over (b) the benefit payable to the employee under the Pension Plan.

        Earnings for the purpose of calculating retirement benefits include salary and bonuses as shown in the Summary Compensation Table. The credited years of service at October 14, 1994, for executive officers named in the Summary Compensation Table were as follows: Mr. Ladehoff - 15.8; Mr. Shuey - 3.8; Mr. Ewing - 4.5; Mr. Bertram - 15.5; and Mr. Telang - 13.

        The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected earnings levels after various years of service. Amounts shown are straight life annuity amounts.

                                                               PENSION PLAN TABLE
                                Final Average
                               Annual Earnings       15 Years         20 Years         25 Years         30 Years
                            ---------------------------------------------------------------------------------------
                             $100,000  . . . .        $22,878          $30,474          $38,161          $45,757
                             $150,000  . . . .        $35,378          $47,124          $59,011          $70,757
                             $200,000  . . . .        $47,878          $63,774          $79,861          $95,757
                             $250,000  . . . .        $60,378          $80,424         $100,711         $120,757
                             $300,000  . . . .        $72,878          $97,074         $121,561         $145,757
                             $350,000  . . . .        $85,378         $113,724         $142,411         $170,757
                             $400,000  . . . .        $97,878         $130,374         $163,261         $195,757
                             $450,000  . . . .       $110,378         $147,024         $184,111         $220,757
                             $500,000  . . . .       $122,878         $163,674         $204,961         $245,757
                             $550,000  . . . .       $135,378         $180,324         $225,811         $270,757
                             $600,000  . . . .       $147,878         $196,974         $246,661         $295,757

CERTAIN EMPLOYMENT ARRANGEMENTS

    The Company has entered into severance agreements with Messrs. Shuey, Ewing, Bertram, and Telang and eight other officers and key managers of the Company. Under these agreements, each employee is entitled to severance benefits if his employment with the Company is terminated within two years of a change of control of the Company (as defined in the agreement) either by the employee for good reason or by the Company for any reason other than cause, disability, normal retirement or death. In the event of a covered termination, severance benefits include a payment equal to one or two times the employee's salary and recent incentive award, depending on the employee's length of service with the Company. The agreements also provide for the payment of the cash value of the outstanding options in cancellation of the options and the continuance of life and health insurance coverage until the earlier of the employee becoming eligible for coverage by a subsequent employer or the expiration of two years. The agreements also protect the Company against the disclosure of confidential information and, in certain circumstances, require the employee to pay the Company 20 percent of the compensation received from a subsequent employer.

    The Company has entered into an employment agreement with Leo W. Ladehoff under the terms of which he will continue as Chief Executive Officer of the Company until April 1, 1999, at a minimum base salary of $415,000 per year. On April 1 of each year, the term of the Agreement is automatically extended for an additional year unless notice of non-extension has been given at least 90 days prior to April 1. The agreement provides that Mr. Ladehoff, or his beneficiary in the event of his death, will be paid $84,000 per year for a ten-year period, commencing on the date he ceases to be employed by the Company. Salary payments terminate in the event of his death, and his estate is entitled to a lump sum payment of one year's salary.

    The agreement may be terminated by the Company for cause prior to its expiration date, in which event no further payments are required under the agreement. In the event Mr. Ladehoff's employment with the Company is terminated for any reason other than death, disability, normal retirement, voluntary resignation or cause, then Mr. Ladehoff's salary will continue for three years following termination of his employment. In the event such a termination occurs as a result of a change of control for good reason (as defined in the agreement), then a monthly payment equal to one-twelfth of his salary and average annual incentive compensation during the last three years of his employment is required to be made to him for a 36-month period. In addition, life and health insurance coverage would continue until the earlier of his becoming eligible for coverage under a subsequent employer's plan or the expiration of the full term of the contract. Upon the occurrence of a termination in connection with a change of control, the Company is required to pay over to a benefits trust established by the Company sufficient funds to cover the payments due Mr. Ladehoff. Mr. Ladehoff has agreed that for a five-year period following any cessation of his employment with the Company, he will not be associated in any capacity with any business which is in competition with the Company.

                      COMPANY'S STOCK PERFORMANCE GRAPH

    The following chart compares the cumulative total return to shareholders on the Company's Common Shares for its last five fiscal years with the cumulative total return of the (a) Standard and Poor's Manufacturing - Diversified Industry Index and (b) Standard and Poor's 500 Index (a broad equity market index) for the same periods. The graph depicts the value on August 31, 1994 of a $100 investment made on August 31, 1989 in Company shares and each index, with all dividends reinvested.



                                          ,,=============================================================================,,
                                          ||     1990    ||      1991   ||       1992  ||         1993  ||       1994    ||
    +-------------------------------------''=============================================================================''
    |     Amcast                          |  $67.08      |     $105.91  |      $132.34 |       $173.03  |      $201.90    |
    +-------------------------------------+--------------+--------------+--------------+----------------+-----------------+
    |     S&P 500                         |  $95.01      |     $120.58  |      $130.13 |       $149.93  |      $156.99    |
    +-------------------------------------+--------------+--------------+--------------+----------------+-----------------+
    |     S&P Mfg. - Diversified Ind.     |  $90.58      |     $115.45  |      $113.56 |       $142.77  |     $159.79     |
    +-------------------------------------+--------------+--------------+--------------+----------------+-----------------+

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information about the only person known by the Board of Directors of the Company to be the beneficial owner of more than five percent of the outstanding Common Shares of the Company as of October 14, 1994.

                                                                       NUMBER OF COMMON SHARES           PERCENT
                                                                            BENEFICIALLY                    OF
                                NAME AND ADDRESS                      OWNED AS OF 10/14/94 (1)            CLASS
                  ---------------------------------------------   --------------------------------   ---------------
                   Pioneering Management Corporation (2)
                   60 State Street                                         830,000 shares                  9.8%
                   Boston, MA 02114


              ------------------------------------------------------------------------------------------------------------------

(1)    For purposes of this table, an individual is considered to "beneficially own" any Common Shares (a) over which he has the right to acquire beneficial ownership at any time within 60 days after October 14, 1994, or (b) over which he exercises sole or shared voting or investment power.
(2)    Pioneering Management Corporation is an investment advisor registered under the Investment Advisors Act of 1940.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP served as the Company's independent auditors for the year ended August 31, 1994. Subject to ratification by shareholders, the Board of Directors of the Company, upon recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1995, and recommends a vote "FOR" the proposal to ratify such appointment.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                                OTHER MATTERS

    The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. However, if any other matters are properly brought before the meeting, it is intended that the holders of proxies in the enclosed form will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxy solicitations may be made by Directors, officers and employees of the Company, personally or by telephone and telegram, without receiving additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

                            SHAREHOLDER PROPOSALS

    A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company at Washington Park I, 7887 Washington Village Drive, Dayton, Ohio 45459, Attention: Secretary, on or before July 13, 1995 in order to be eligible for such inclusion. The 1995 Annual Meeting of Shareholders is presently scheduled for December 13, 1995.

                                By Order of the Board of Directors


                                Denis G. Daly, Secretary

                                    PROXY
                        AMCAST INDUSTRIAL CORPORATION
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS DECEMBER 14, 1994
         Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of common shares of AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), hereby appoints Leo W. Ladehoff and Denis G. Daly, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 14, 1994, at 10 a.m., and at any adjournment thereof, as follows:

1.  Election of directors.

    [ ] FOR all nominees listed below (except as marked to the contrary below).

    [  ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.

          Ivan W. Garr          Peter H. Forster          Leo W. Ladehoff

2. Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 1995.

              [  ]  FOR          [  ]  AGAINST          [  ]  ABSTAIN

3. In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

                        (PLEASE SIGN ON REVERSE SIDE)






A VOTE FOR PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto, and the Annual Report to Shareholders for the fiscal year ended August 31, 1994.

                                        Dated ____________________________, 1994

                                        ________________________________________

                                        ________________________________________
                                                      Signature(s)

                                        Shareholders should date this proxy and
                                        sign here exactly as name appears at
                                        left. If stock is held jointly, both
                                        owners should sign this proxy.
                                        Executors, administrators, trustees,
                                        guardians, and others signing in a
                                        representative capacity should
                                        indicate the capacity in which
                                        they sign.